EXHIBIT 4.1

                     MID-AMERICA APARTMENT COMMUNITIES, INC.

            ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED CHARTER
                      DESIGNATING AND FIXING THE RIGHTS AND
              PREFERENCES OF A SERIES OF SHARES OF PREFERRED STOCK

        Mid-America Apartment Communities, Inc., a Tennessee corporation (the "Company"), certifies to the Tennessee Secretary of State that:

        FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company by Section 6 of the Company's Amended and Restated Charter (the "Charter") and Section 48-16-102 of the Tennessee Code Annotated, as amended, the Board of Directors has, by resolution, duly divided and classified 3,200,000 shares of the preferred stock of the Company into a series designated ____% Series C Cumulative Preferred Stock (the "Series C Preferred Stock") and has provided for the issuance of the Series C Preferred Stock.

        SECOND: Section 6 is hereby amended by adding the following:

1. DESIGNATION AND NUMBER. A series of Preferred Stock, designated the "___% Series C Cumulative Preferred Stock" (the "Series C Preferred Stock"), is hereby established. The number of shares of the Series B Preferred shall be 3,200,000

2. MATURITY. The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

3. RANK. The Series C Preferred Stock ranks senior to the Common Stock with respect to payment of ---- dividends and amounts upon liquidation, dissolution or winding up. The Series C Preferred Stock ranks on a parity with the Company's 9.5% Series A Cumulative Preferred Stock (the "Series A Preferred Stock") and the Company's 8 7/8% Series B Cumulative Preferred Stock (the "Series B Preferred Stock") with respect to payment of dividends and amounts upon liquidation, dissolution and winding up. While any shares of Series C Preferred Stock are outstanding, the Company shall not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Series C Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding shares of Series C Preferred Stock and all other Voting Preferred Shares (defined below), voting as a single class. However, the Company may create additional classes of stock or issue series of Preferred Stock ranking on a parity with the Series C Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (a "Parity Stock") without the consent of any holder of Series C Preferred Stock.

4. DIVIDENDS. Holders of shares of Series C Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, cumulative cash dividends payable at the rate of % of the liquidation preference per annum (equivalent to $ per annum per share). Dividends on the Series C Preferred Stock will accrue and be cumulative from the date of original issuance of the Series C Preferred Stock and shall be payable quarterly in arrears on the 15th calendar day of April, July, October and January of each year (and if such day is not a business day, then no later than the next succeeding business day), commencing October 15, 1998 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors). Each such dividend will be payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, which shall be on or about the 1st day of the calendar months in which the dividend payment dates fall or such other dates not less than 10 days nor more than 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company.
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        Accumulations of dividends on shares of Series C Preferred Stock will not bear interest. Dividends payable on the Series C Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series C Preferred Stock for all prior dividend periods. If accrued dividends on the Series C Preferred Stock for all prior dividend periods have not been paid in full, then any dividend declared on the Series C Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Series C Preferred Stock and such Parity Stock.

        The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Company or any subsidiary), unless (A) all cumulative dividends with respect to the Series C Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series C Preferred Stock and any Parity Stock. The foregoing limitations do not restrict the Company's ability to take the foregoing actions with respect to any Parity Stock.

        As used herein, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, and (ii) the term "Junior Stock" means the Common Stock, and any other class of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts upon liquidation, dissolution and winding up to the Series C Preferred Stock.

5. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series C Preferred Stock will be entitled to receive $25.00 per share of Series C Preferred Stock plus an amount per share of Series C Preferred Stock equal to all dividends (whether or not declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference"), and no more. Until the holders of the Series C Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series C Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series C Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series C Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation, a statutory share exchange by the Company nor a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

6. REDEMPTION. On or after June ___, 2003, the shares of Series C Preferred Stock will be redeemable at the option of the Company, in whole or in part, at a redemption price equal to the Liquidation Preference of the Series C Preferred Stock to be redeemed, including accrued and unpaid dividends. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, and not from any other source. For purposes of the preceding sentence, the term "capital stock" means any equity securities (including Common Stock and Preferred Stock), shares,

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        interests, participation or other ownership interests (however designated), depositary shares representing any of the foregoing, and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. In order to exercise its redemption option, the Company must issue a press release announcing the redemption. Notice of redemption will be given by mail or by publication in a newspaper of general circulation in the City of New York once per week for at least two successive weeks to the holders of the Series C Preferred Stock not more than four business days after the Company issues the press release announcing its intention to redeem the Series C Preferred Stock. A similar notice furnished by the Company will be mailed by the registrar, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the registrar. The redemption date will be a date selected by the Company not less than 30 nor more than 60 days after the date on which the Company issues the press release announcing its intention to redeem the Series C Preferred Stock. If fewer than all of the shares of Series C Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Company. On the redemption date, the Company must pay on each share of Series C Preferred Stock to be redeemed any accrued and unpaid dividends, in arrears up to the redemption date, except that in the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of the Series C Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend payment record date. Except as provided for in the preceding sentence, no payment or allowance will be made for accrued dividends on any shares of Series C Preferred Stock called for redemption after the redemption date. In the event that full cumulative dividends on the Series C Preferred Stock and any Parity Stock have not been paid or declared and set apart for payment, the Series C Preferred Stock may not be redeemed in whole or in part, and the Company may not purchase or acquire shares of Series C Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series C Preferred Stock. On and after the date fixed for redemption, provided that the Company has made available at the office of the registrar sufficient net proceeds from the sale of other capital stock of the Company to effect the redemption, dividends will cease to accrue on the Series C Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related dividend payment date, holders of Series C Preferred Stock at the close of business on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares of Series C Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption. At the close of business on the redemption date, each holder of Series C Preferred Stock (unless the Company defaults in the delivery of the shares of Common Stock deliverable in exchange therefor) will without any further action, no longer be deemed a holder of the number of shares of Series C Preferred Stock to be redeemed.

7. VOTING RIGHTS. Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of shares of Series C Preferred Stock will have no voting rights. If six or more quarterly dividends payable on the Series C Preferred Stock or any other Parity Stock are in arrears, whether or not declared and whether or not consecutive, the number of directors then constituting the Board of Directors of the Company will be increased by two and the holders of shares of Series C Preferred Stock, voting together as a class with the holders of any other series of Parity Stock (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional directors to serve on the Company's Board of Directors at an annual meeting of shareholders or a properly called special meeting of the holders of the Series C Preferred Stock and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Series C Preferred Stock and such other Voting Preferred Shares have been paid or declared and set aside for payment. The approval of two-thirds of the outstanding shares of Series C Preferred Stock and all other series of Voting Preferred Shares similarly affected, voting as a single class, will be required in order to amend the Charter or the Series C Amendment

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        to affect materially and adversely the rights, preferences or voting power of the holders of the Series C Preferred Stock or the Voting Preferred Shares or to authorize, create, or increase the authorized amount of, any class of stock having rights senior to the Series C Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, the Company may create additional classes of Parity and Junior Stock, increase the authorized number of shares of Parity and Junior Stock and issue additional series of Parity and Junior Stock without the consent of any holder of Series C Preferred Stock. When exercising the voting rights described above, each share of Series C Preferred Stock shall have one vote per share, except that when voting as a single class with the Voting Preferred Shares, each share of Series C Preferred Stock and Voting Preferred Shares shall have one vote per $25.00 of stated liquidation preference. Except as required by law, the holders of Series C Preferred Stock will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company. In addition, under Tennessee law, the Series C Preferred Stock will be entitled to vote as a separate voting group if the Series C Preferred Stock is affected by certain amendments to the Charter, whether made by filing articles of amendment or by a merger or share exchange. In particular, if a proposed amendment to the Charter requires shareholder action, a separate class or series of shares will be entitled to vote as a separate voting group on any amendment that would: (i) increase or decrease the aggregate number of authorized shares of that class; (ii) effect an exchange or reclassification of all or part of the shares of the class into shares of another class; (iii) effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class into shares of the class; (iv) change the designation, rights, preferences, or limitations of any shares of the class; (v) change the shares of all or part of the class into a different number of shares of the same class; (vi) create a new class or change a class with subordinate and inferior rights into a class of shares, having rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of the class, or increase the rights, preferences or number of authorized shares of any class having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class; (vii) limit or deny an existing preemptive right of all or part of the shares of the class, if any; (viii) authorize the issuance as a share dividend of shares of such class in respect of shares of another class; (ix) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on any shares of that class; or (x) change the corporation into a non-profit corporation or a cooperative organization. If a proposed amendment would affect a series or class of shares in one or more of the ways described in this paragraph, the shares of that series or class are entitled to vote as a separate voting group on the proposed amendment. The above mandatory voting rights apply regardless of whether the change is favorable or unfavorable to the affected series or class. A mandatory voting right also is given to class or series of shares for approval of a share dividend payable in the shares of that class or series on the shares of another class or series. Unless the Charter, the Bylaws, or the Board of Directors requires a higher vote, the vote required within each voting group will be a majority of shares actually cast at a meeting at which a quorum is present, except that if the proposed amendment creates dissenters' rights for any voting group, the vote required within that voting group will be a majority of the total votes in that voting group entitled to be cast on the amendment. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

8. CONVERSION. Shares of Series C Preferred Stock will not be convertible into any other securities of the Company.

        THIRD: This Designating Amendment shall be effective at the time Tennessee Secretary of State accepts this Designating Amendment for filing.

        FOURTH: The foregoing amendment was duly adopted by unanimous consent of the board of directors without shareholder action, such shareholder action not being required, on June ___, 1998.

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        IN WITNESS WHEREOF, MID-AMERICA APARTMENT COMMUNITIES, INC. has caused these presents to be signed in its name and on its behalf by its Chief Financial Officer on this the day of June 1998.

                                    MID-AMERICA APARTMENT COMMUNITIES, INC.

                                    By:______________________________________
                                    Title:  Chief Financial Officer

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